EXHIBIT 13





                                              August 5, 1985


Legg Mason Growth & Income Trust, Inc.
7 East Redwood Street
Baltimore, Maryland 21202

Gentlemen:

         Please be advised that the 10,000 shares of Legg Mason Growth & Income Trust, Inc. which we have today purchased from you were purchased as an investment with no present intention of redeeming or selling such shares and we do not now have any intention of redeeming or selling such shares.


                                             Very truly yours,

                                             Legg Mason Wood Walker, Inc.


                                             /s/ John F. Curley
                                             ________________________
                                             John F. Curley, Jr.
                                             Vice Chairman


JFC/tm